Exhibit 15.1

Deloitte & Co. S.A. Florida 234, 5° piso C1005AAF Ciudad Autónoma de Buenos Aires Argentina Tel.: (+54-11) 4320-2700 Fax: (+54-11) 4325-8081/4326-7340 www.deloitte.com/ar

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements on Form S-8 (No. 333-201602 and 333-211835) of Globant S.A. of our reports dated April 3, 2018, relating to the consolidated financial statements as of December 31, 2017 and 2016 and for each of three years in the period ended December 31, 2017, and the effectiveness of Globant S.A.’s internal control over financial reporting as of December 31, 2017, which reports express an unqualified opinion, appearing in the annual report on Form 20-F for the year ended December 31, 2017 of Globant S.A.

/s/ Deloitte & Co. S.A.

City of Buenos Aires, Argentina
April 13, 2018

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as “Deloitte Global”) does not provide services to clients. Please see www.deloitte.com/about for a more detailed description of DTTL and its member firms.

Deloitte Touche Tomatsu Limited is a private Company limited by guarantee incorporated in England & Wales under Company number 07271800, and its registered office is Hill House, 1 Little new Street, London, EC4a, 3TR, United Kingdom.